Registration No. 333-217200

Filed Pursuant to Rule 433

Dated November 13, 2019

MicroSectors™ FANG+™ ETNs Description The return on the MicroSectors™ FANG+™ ETNs is linked to the performance of the NYSE FANG+™ Index minus the applicable fees. The NYSE FANG+™ Index, an equal-dollar weighted index, was created by NYSE in 2017 to provide exposure to a group of highly-traded growth stocks of next generation technology and tech-enabled companies. This includes the five core “FANG” stocks--Facebook, Apple, Amazon, Netflix and Alphabet’s Google—plus another five actively-traded technology growth stocks— Alibaba, Baidu, NVIDIA, Tesla and Twitter. MicroSectors™ indices provide concentrated exposure to a concentrated basket of stocks in a given sub-sector, or “microsector”. Additional Information Key Risks An investment in the MicroSectors™ FANG+™ Index ETNs (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in Bank of Montreal’s prospectus dated April 27, 2017, prospectus supplement dated September 23, 2018, product supplement dated November 12, 2019 and pricing supplement dated November 12, 2019. You may lose some or all of your principal - The ETNs do not guarantee any return on your initial investment. The ETNs are exposed to the risk of any decrease in the level of the Index. Because the Daily Investor Fee will reduce your final payment, the level of the Index, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to increase by an amount at least equal to the percentage of the principal amount represented by the Daily Investor Fee and any Redemption Fee Amount in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your ETNs, that is equal to at least the principal amount. You may lose some or all of your investment at maturity or call, or upon early redemption. Credit of issuer - The ETNs do not guarantee any return on your initial investment. The ETNs are exposed to the risk of any decrease in the level of the Index. Because the Daily Investor Fee will reduce your final payment, the level of the Index, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to increase by an amount at least equal to the percentage of the principal amount represented by the Daily Investor Fee and any Redemption Fee Amount in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your ETNs, that is equal to at least the principal amount. You may lose some or all of your investment at maturity or call, or upon early redemption. Potential total loss of value - If the closing Indicative Note Value of the ETNs is equal to or less than $0 on any Exchange Business Day, then the Indicative Note Value on all future Exchange Business Days will be $0. If the Intraday Indicative Value of the ETNs is equal to or less than $0 at any time on any Index Business Day, then both the Intraday Indicative Value of the ETNs and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. If the Indicative Note Value is zero, the Cash Settlement Amount will be zero. Product Details Primary Exchange NYSE Arca, Inc. ETN Ticker FNGS Intraday Indicative Value Ticker FNGSIV Index Ticker NYFANGT CUSIP 0638B504 Issue Date November 15, 2019 Maturity Date January 08, 2038 Daily Market Data ETNs Outstanding 600,000

Key Risks The Index has a limited actual performance history - The Index was launched on September 26, 2017. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the ETNs may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance. The Index lacks diversification and is concentrated in two sectors, and has a limited number of Index constituents - All of the stocks included in the Index are issued by companies whose primary lines of business are in the technology and consumer discretionary sectors. As a result, the ETNs will not benefit from the diversification that could result from an investment linked to an index of companies that operate in multiple sectors. Each of the Index constituents represents 10% of the weight of the Index as of each quarterly rebalancing date (based on the current 10 Index constituents). Any reduction in the market price of any of those stocks is likely to have a substantial adverse impact on the Index Closing Level and the value of the ETNs. A trading market for the ETNs may not develop - The ETNs are listed on the NYSE Area under the symbol “FNGS.” However, a trading market for the ETNs may not develop. We are not required to maintain any listing of the ETNs on the NYSE or any other exchange. The Intraday Indicative Value is not the same as the trading price of the ETNs in the secondary market - The Intraday Indicative Value of the ETNs will be calculated by the NYSE and published every 15 seconds on each Exchange Business Day during normal trading hours on Bloomberg under the ticker symbol FNGSIV so long as no Market Disruption Event has occurred or is continuing. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from the Intraday Indicative Value of the ETNs at such time. Paying a premium purchase price over the Intraday Indicative Value of the ETNs could lead to significant losses in the event one sells such ETNs at a time when such premium is no longer present in the market place or the ETNs are called - Paying a premium purchase price over the Intraday Indicative Value of the ETNs could lead to significant losses in the event one sells the ETNs at a time when such premium is no longer present in the market place or if the ETNs are called, in which case investors will receive a cash payment in an amount based on the arithmetic mean of the closing Indicative Note Value of the ETNs during the Call Measurement Period. Before trading in the secondary market, you should compare the Intraday Indicative Value with the thenprevailing trading price of the ETNs. Call right - We may elect to redeem all outstanding ETNs at any time. If we exercise our Call Right, the Call Settlement Amount may be less than the principal amount of your ETNs. Any exercise by us of our Call Right could present a conflict between your interest in the ETNs and our interests in determining whether to call the ETNs. Minimum redemption amount - You must elect to redeem at least 25,000 ETNs for us to repurchase your ETNs, unless we determine otherwise or your broker or other financial intermediary bundles your ETNs for redemption with those of other investors to reach this minimum requirement, and there can be no assurance that they can or will do so. Therefore, your ability to elect redemption of the ETNs may be limited. Your redemption election is irrevocable - You will not be able to rescind your election to redeem your ETNs after your redemption notice is received by us. Accordingly, you will be exposed to market risk if the level of the Index decreases after we receive your offer and the Redemption Amount is determined on the Redemption Measurement Date. You will not know the Redemption Amount at the time that you submit your irrevocable redemption notice. No interest payments or ownership rights - The ETNs do not pay any interest. You will not have any ownership rights in the Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index. Potential conflicts - We and our affiliates play a variety of roles in connection with the issuance of the ETNs, including acting as an agent of the issuer for the offering of the ETNs, making certain calculations and determinations that may affect the value of the ETNs and hedging our obligations under the ETNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the ETNs, which creates an additional incentive to sell the ETNs to you. In performing these activities, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the ETNs. Uncertain tax treatment - Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Bank of Montreal and its affiliates do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purposes of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor.

Disclaimer Documents Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offerings to which this website relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412.